UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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UNIVERSAL LOGISTICS HOLDINGS, INC.

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Universal Logistics Holdings, Inc. 12755 E. Nine Mile Road Warren, Michigan 48089 586-920-0100 www.universallogistics.com

March 29, 2018

To our Shareholders:

You are cordially invited to our Annual Meeting of Shareholders on Thursday, April 26, 2018 at 10:00 a.m. Eastern Time at our headquarters in Warren, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

We urge you to carefully consider the information regarding the proposals to be presented at the meeting. Your vote on the proposals presented in the accompanying notice and proxy statement is important. Voting instructions may be found in the proxy statement and on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

Thank you for your continued support of Universal, and I look forward to seeing you on April 26.

Sincerely,

Jeff Rogers

Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date:	April 26, 2018
Time:	10:00 AM Eastern Time
Place:	Universal Logistics Holdings, Inc. 12755 E. Nine Mile Road Warren, Michigan 48089

The purposes of the Annual Meeting are:

1.	To elect 11 directors for the coming year

2.	To ratify the selection of BDO USA, LLP as our independent auditors for 2018

3.	To transact such other business as may properly come before the Annual Meeting

The Company recommends that you vote as follows:

»	FOR each Director nominee

»	FOR the selection of BDO USA, LLP as our independent auditors for 2018

Shareholders of record at the close of business on March 16, 2018 are entitled to vote at the meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting.

By Order of the Board of Directors,

Steven Fitzpatrick

Vice President – Finance and Secretary

March 29, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO
BE HELD ON APRIL 26, 2018: THIS PROXY STATEMENT AND THE 2017 ANNUAL REPORT TO SHAREHOLDERS ARE
AVAILABLE AT: HTTP://WWW.PROXYVOTE.COM

2018 Proxy Statement    i

PART I – CORPORATE GOVERNANCE

PART I	CORPORATE GOVERNANCE

This section of our proxy statement provides information on fundamental corporate governance matters, the qualifications and experience of our director nominees and the structure of our Board and its committees. Our proxy statement is first being distributed to shareholders on or about March 29, 2018.

Applicable Corporate Governance Requirements

Our common stock is listed on the Nasdaq Global Market. We are subject to NASDAQ listing standards, including those relating to corporate governance. As a publicly traded company, we are also subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, executive and financial officers and employees. We maintain the Code Conduct under Corporate Governance tab in the Investor Relations section of our website at www.universallogistics.com. It is available free of charge through our website. We will post information regarding any amendment to, or waiver from, the Code of Conduct for executive and financial officers and directors on our website in the same location.

Director Nominees

Grant E. Belanger

Age 57 Director Since 2016 Independent Committees: » Audit

BACKGROUND

Mr. Belanger, elected to the Board in July 2016, is currently a principal of G. Belanger Consultants LLC, which provides various management consulting services. He retired in October 2015 from Ford Motor Company, where he held various management positions for 30 years. From September 2013 to October 2015, Mr. Belanger was the Executive Director of Material Planning and Logistics, which is responsible for coordinating Ford’s production processes and optimizing its global supply chain. From May 2011 to September 2013, Mr. Belanger served as Deputy General Manager and a member of the board of directors of Ford Otosan. Prior to that time, Mr. Belanger held other management positions at Ford in manufacturing, purchasing and material planning and logistics in North America and South America. Mr. Belanger holds a Bachelor of Science in Business Administration from the University of Arizona and an M.B.A. from Syracuse University.

OTHER PUBLIC COMPANY BOARD SERVICE

From May 2011 to September 2013, Mr. Belanger served as a member of the board of directors of Ford Otosan, a publicly traded joint venture between Ford and Koc Holding located in Kocaeli, Turkey.

QUALIFICATIONS

Mr. Belanger brings to the Board demonstrated leadership abilities and a keen understanding of the transportation, logistics and manufacturing businesses, both domestically and internationally. His ability to offer the OEM perspective on critical business issues is invaluable to the Board.

Continued    »

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PART I – CORPORATE GOVERNANCE

Frederick P. Calderone

Age 67 Director Since 2009 Not Independent Committees: » None

BACKGROUND

Mr. Calderone recently retired after over 20 years of service as a Vice President of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan that is owned by the Moroun Family. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP).

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Calderone has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1998.

QUALIFICATIONS

Mr. Calderone is a certified public accountant and attorney. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting, Mr. Calderone brings to the Board expertise in accounting and finance.

Joseph J. Casaroll

Age 81 Director Since 2004 Independent Committees: » Audit

BACKGROUND

Mr. Casaroll served as Vice President and General Manager of FCS, Inc., a multi-level railcar loading and unloading, automotive yard management and railcar-maintenance company, from October 2000 to May 2002. Previously, Mr. Casaroll held various positions at General Motors from 1959 through 1998.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Casaroll served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) from June 1998 to September 2000.

QUALIFICATIONS

Mr. Casaroll’s significant experience in various senior-level positions provides him with a unique perspective from which to evaluate both our financial and operational risks and opportunities.

Daniel J. Deane

Age 62 Director Since 2009 Independent Committees: » None

BACKGROUND

Mr. Deane has been the President of Nicholson Terminal & Dock Company since June 1990, and previously served as its Vice President and General Manager since 1980. He also serves as the President of Shamrock Chartering Company, and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. Mr. Deane is also a Member of the International Stevedoring Council. Previously Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS Mr. Deane’s background in the transportation industry gives him an in-depth understanding of our business and offers a valuable resource to the Board.

2    Universal Logistics Holdings, Inc.

PART I – CORPORATE GOVERNANCE

Manuel J. Moroun

Age 90 Director Since 2004 Not Independent Committees: » None

BACKGROUND

Mr. Moroun is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan. He has served as Chief Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services. Manuel J. Moroun is the father of Matthew T. Moroun.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 2002.

QUALIFICATIONS

With over 60 years of experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance. His historical industry experience is invaluable to the Board.

Matthew T. Moroun

Age 44 Director Since 2004 Not Independent Committees: » Executive (Chair) » Compensation and Stock Option (Chair)

BACKGROUND

Mr. Moroun serves as the Chairman of our Board of Directors. He is the sole shareholder, President and a director of DIBC Holdings, Inc., a holding company for Detroit International Bridge Company and its subsidiaries, based in Warren, Michigan. Mr. Moroun is also a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan. Mr. Moroun has served as Vice Chairman and as a director of CenTra, Inc. since 1993. Mr. Moroun is also the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and its Chairman since 2007.

QUALIFICATIONS

Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings important perspective and practical insight to the Board’s role of evaluating the Company’s business planning and performance.

Michael A. Regan

Age 63 Director Since 2013 Independent Committees: » None

BACKGROUND

Mr. Regan is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Continued    »

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PART I – CORPORATE GOVERNANCE

Jeff Rogers

Age 55 Director Since 2015 Not Independent Committees: » Executive » Compensation and Stock Option

BACKGROUND

Mr. Rogers has served as our Chief Executive Officer since December 2014. Previously, Mr. Rogers served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013, and as President of the regional LTL carrier USF Holland from September 2008 to September 2011. He spent 15 years in various operating and finance roles within YRC Worldwide, including the role of Chief Financial Officer of YRC Regional Transportation. In addition he served for 14 years with United Parcel Service in various finance and operational roles. Mr. Rogers is a military veteran who served in the U.S. Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and an M.B.A. from Baker University.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Rogers’ extensive experience and expertise as an operating and finance executive in the transportation industry, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational and strategic direction of the Company.

Daniel C. Sullivan

Age 77 Director Since 2004 Independent Committees: » None

BACKGROUND

Mr. Sullivan has been a practicing attorney for over 50 years, during which time he has specialized in transportation law. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Sullivan has served on the board of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1986.

QUALIFICATIONS Mr. Sullivan’s background as an attorney and his knowledge of transportation law makes him well prepared to offer valuable insight into our business risks and opportunities.

Richard P. Urban

Age 76 Director Since 2004 Independent Committees: » Audit (Chair)

BACKGROUND

Mr. Urban offered consulting services through Urban Logistics Inc. from November 2000 to 2004. Prior to 2000, Mr. Urban served as an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He has an M.B.A. from Michigan State University.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience with supply and logistics operations not only provide him with insight into our financial affairs but also enable him to conduct effective oversight of the Company’s actions.

4    Universal Logistics Holdings, Inc.

PART I – CORPORATE GOVERNANCE

H. E. “Scott” Wolfe

Age 72 Director Since 2014 Independent Committees: » None

BACKGROUND

Mr. Wolfe served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS Mr. Wolfe brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Board of Directors

Competencies and Attributes

The following summarizes the competencies represented on our Board:

Skills		Age

9
Operations

10
Transportation Industry

6
Financial

4
Sales and Marketing		Tenure

1
Information Technology

11
Leadership and Strategy

4
Governance/Legal

Meetings

The Board held a total of four meetings in 2017. No director attended less than 75% of the aggregate number of meetings of the Board and the committees on which he served in 2017, with the exception of Manuel J. Moroun who was excused for good reason. We encourage all Board members to attend our annual meeting of shareholders. Failure to attend annual meetings without good reason is a factor considered in determining whether to nominate a current Board member. All Board members, except Manuel J. Moroun who was excused for good reason, attended our annual meeting of shareholders held on April 27, 2017.

Continued    »

2018 Proxy Statement    5

PART I – CORPORATE GOVERNANCE

Director Independence

Because more than fifty percent (50%) of the voting power of the Company is controlled by Matthew T. Moroun and Manuel J. Moroun, we have elected to be treated as a “controlled company” in accordance with NASDAQ Rule 5615(c). Accordingly, we are not required to comply with NASDAQ rules that would otherwise require a majority of our Board to be comprised of independent directors and require our Board to have a compensation committee and a nominating and corporate governance committee comprised of independent directors. We have concluded, nevertheless, that a majority of our Board is currently comprised of independent directors.

7 of 11 directors are independent

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Matthew T. Moroun is the Chairman of the Board, and Jeff Rogers is the CEO. This separation of Chairman and CEO allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Nomination Process

Our Board does not have a nominating committee that nominates candidates for election to our Board; that function is performed by the Board itself. Each Board member participates in the consideration of director nominees. Our Board believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee. Our Board further believes that not having a separate nominating committee not only enables us to refrain from incurring the administrative costs associated with maintaining such a committee but also allows our directors to conduct their Board service in a more efficient manner. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in applicable NASDAQ rules. However, so long as the Company continues to be a controlled company within the meaning of NASDAQ Rule 5615(c), the Board of Directors may be guided by the recommendations of the Company’s majority shareholders in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates have been recommended by an executive officer or director and considered by our Board. Generally, candidates have been known to one or more of our Board members. Our Board has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in relation to the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

Communications with Directors

We encourage shareholder communications with directors. Shareholders may communicate with a particular director, all directors or the Chairman of the Board by mail or courier addressed to any of them or the entire Board. All communications should be directed to Steven Fitzpatrick, Vice President – Finance and Secretary, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089. All correspondence will be forwarded to the intended recipient.

6    Universal Logistics Holdings, Inc.

PART I – CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Executive Committee.

The membership of these committees as of March 5, 2018 was as follows:

Audit Committee
Members: » Richard P. Urban (Chair) » Grant E. Belanger » Joseph J. Casaroll 4 Meetings in 2017

Our Audit Committee assists our Board in its oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Conduct.

At each of its meetings, our Audit Committee oversees risks related to financial reporting through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. Periodically, our Audit Committee reviews and discusses certain additional financial and non-financial risks that we believe are most germane to our business activities. The Committee’s charter is available on our website.

Our Board has determined that each member of our Audit Committee is independent and financially literate. Two members of our Audit Committee, Messrs. Urban and Casaroll, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K and possess the “financial sophistication” required under applicable NASDAQ rules.

Compensation and Stock Option Committee
Members: » Matthew T. Moroun (Chair) » Jeff Rogers 1 Meeting in 2017

Our Compensation and Stock Option Committee determines or recommends for determination by our Board the compensation of our executive officers other than the CEO. It also establishes and considers employee compensation policies and procedures. The Committee periodically reviews and approves any employment contract or similar arrangement between the Company and any executive officer of the Company other than the CEO. The Committee may also make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Committee does not use the services of compensation consultants in determining or recommending executive officer and/or director compensation.

Based on our status as a “controlled company” under NASDAQ rules, the Committee need not be composed of independent directors. Neither Matthew T. Moroun nor Jeff Rogers is an independent director. The Committee operates without a written charter. In performing its duties, the Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this proxy statement.

Continued    »

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PART I – CORPORATE GOVERNANCE

Executive Committee
Members: » Matthew T. Moroun (Chair) » Jeff Rogers No Meetings in 2017

The Executive Committee may exercise all the powers and authorities of the Board between meetings of the full Board, except that it may not amend our charter; adopt an agreement of merger or consolidation; recommend to shareholders the sale, lease or exchange of all or substantially all of our property and assets; recommend to shareholders a dissolution of the corporation; amend the Bylaws; fill vacancies in the Board; fix the compensation of Board members; unless expressly authorized by the Board, declare a dividend or authorize the issuance of stock; or perform any acts that have been expressly delegated to another committee of the Board. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.

Director Compensation for 2017

Our employee directors do not receive any additional compensation for their service on the Board. Mr. Rogers is our only employee director.

Our non-employee directors receive the following compensation for their service on the Board:

Compensation Element	Amount
Annual Cash Retainer	$20,000 payable in quarterly installments of $5,000
Board Chair Retainer	$100,000 payable in quarterly installments of $25,000
Audit Committee Chair Retainer	$5,000 payable in quarterly installments of $1,250
Meeting Fee (Board and Committee Meetings)	$1,800 for attendance in person; $600 for attendance by phone
Expense Reimbursement	All out-of-pocket expenses incurred in the performance of their duties as directors, including expenses for food, lodging and transportation

The following table sets forth the compensation information for the one-year period ending December 31, 2017, for each non-employee director who served during such period:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation[1] ($)	Total ($)

Matthew T. Moroun[2]	104,200	—	104,200

Manuel J. Moroun[2]	20,000	100,000	120,000

Grant E. Belanger	34,400	—	34,400

Frederick P. Calderone	27,200	—	27,200

Joseph J. Casaroll	34,400	—	34,400

Daniel J. Deane	27,200	—	27,200

Michael A. Regan	27,200	—	27,200

Daniel C. Sullivan	26,000	—	26,000

Richard P. Urban	39,400	—	39,400

H.E. “Scott” Wolfe	27,200	—	27,200

(1)	Amounts paid to Mr. Manuel Moroun for 2017 represented payments under his Consulting Agreement with the Company. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of the Company, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments.

(2)	Matthew T. Moroun is the son of Manuel J. Moroun. As of March 16, 2018, they collectively and beneficially own 20,058,772 shares (70.6%) of our outstanding common stock and hold these shares as one block for voting purposes.

8    Universal Logistics Holdings, Inc.

PART I – CORPORATE GOVERNANCE

Transactions with Related Persons

Policies and Procedures for Approving Related Person Transactions

As set forth in its charter, the Audit Committee reviews the material facts of any proposed Related Person Transaction and is responsible for approving or denying such transactions.

Any transactions involving the following persons are reviewed as potential Related Person Transactions: (i) any person who is or was an executive officer, director or nominee for election as a director since the beginning of the last fiscal year; or (ii) any person or group who is a greater than 5% beneficial owner of the Company’s voting securities; or (iii) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In making its determination to approve or ratify, the Audit Committee considers such factors as (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the Related Person Transaction. No director of the Company may engage in any Audit Committee discussion or approval of any Related Person Transaction in which he or she is a Related Person in such proposed transaction; provided however, that such director must provide to the Audit Committee all material information reasonably requested concerning the proposed Related Person Transaction.

The section below entitled “Transactions with Management and Others and Certain Business Relationships” sets forth in detail the Related Person Transactions to which the Company is currently a party.

Transactions with Management and Others and Certain Business Relationships

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement we entered into with Matthew T. Moroun and trusts controlled by Mr. Moroun and his father, Manuel J. Moroun on July 25, 2012, we granted piggyback registration rights to trusts controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our shareholders that is party to the agreement the opportunity to participate in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the piggyback registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with piggyback registrations.

Administrative Support Services

CenTra, Inc. is controlled by two of our directors, Matthew T. Moroun and Manuel J. Moroun, who also hold a controlling interest in the Company. Manuel J. Moroun serves as the CEO of CenTra. Matthew T. Moroun serves as Vice Chairman of CenTra’s board of directors. CenTra and its affiliates provide administrative support services to us, including legal, human resources, tax, IT infrastructure and services to host our accounting system in a data center environment. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $2.8 million for 2017.

Arrangements with CenTra and its Affiliates that We Expect to Continue

In addition to the arrangements described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

We have periodically carried freight for CenTra and its affiliates in the past, and we expect to continue to do so in the ordinary course of our business. We have charged, and intend to continue charging, for these services at market rates. Revenue for these services for 2017 totaled $1.1 million. Affiliates of CenTra have also provided transportation services in the ordinary course of business to us, at market rates. The cost of providing these services for 2017 totaled $35,000.

We pay CenTra the direct variable cost of maintenance, fueling and other operational support costs for services delivered at our affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on

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PART I – CORPORATE GOVERNANCE

a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. In connection with our transportation services, we also pay tolls and other fees for international bridge crossings to certain related entities which are under common control with CenTra. The cost of providing these services for 2017 totaled $2.7 million.

We currently lease 36 office, terminal and yard facilities from affiliates of CenTra, based on either month-to-month or contractual, multi-year lease arrangements that are billed and paid monthly. We paid an aggregate of $17.0 million in rent and related costs to affiliates in 2017. We believe that the rent we currently pay for these properties is at market rates.

We purchase our commercial auto liability, commercial general liability, workers compensation, motor cargo liability and other insurance from an insurance company controlled by one of our majority shareholders. In addition, our employee health care benefits and 401(k) programs are provided by this affiliate. In 2017, we paid this affiliate $56.0 million. We believe that the rates we paid for these services reflect market rates.

Other Related Person Transactions

During 2017, we purchased $2.1 million of wheels and tires for new trailering equipment from an affiliate of CenTra and paid an additional $1.8 million for 64 used tractors during the same period.

During 2017, we exercised our right of first refusal to acquire 17,500 shares of restricted stock from Mr. Wolfe, our director, for $385,000 based on the closing market price on the effective date of the transaction.

We also retained the law firm of Sullivan Hincks & Conway to provide legal services during 2017. Daniel C. Sullivan, a member of our Board, is a partner at Sullivan Hincks & Conway. Amounts paid for legal services during 2017 were $1,446.

10    Universal Logistics Holdings, Inc.

PART I – CORPORATE GOVERNANCE

Proposal 1: Election of Directors

All of Universal’s directors are elected at each annual meeting of shareholders and hold office until the next annual meeting. Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors is set forth under “Director Nominees” in the “Corporate Governance” section beginning on page 1 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The nominees for election this year are:

Grant E. Belanger

Joseph J. Casaroll

Manuel J. Moroun

Michael A. Regan

Daniel C. Sullivan

H. E. “Scott” Wolfe

Frederick P. Calderone

Daniel J. Deane

Matthew T. Moroun

Jeff Rogers

Richard P. Urban

* * *

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees

2018 Proxy Statement    11

PART II – COMPENSATION DISCUSSION AND ANALYSIS

PART II	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS	Introduction	Page 12
	Compensation Objectives and Philosophy	Page 12
	Role of Executive Officers in Compensation Decisions	Page 12
	Risk Assessment of Compensation Programs	Page 13
	Annual Cash Compensation	Page 13
	Other Compensation	Page 13
	Tax and Accounting Implications	Page 14
	Shareholder Approval of the Company’s Compensation Programs	Page 14
	Compensation and Stock Option Committee Report	Page 14

Introduction

This Compensation Discussion and Analysis explains our compensation program for Jeff Rogers, our CEO, and Jude Beres, our CFO and Treasurer as of December 31, 2017. We refer to these individuals collectively as our named executive officers.

The Compensation and Stock Option Committee of our Board (the “Compensation Committee”) is responsible for establishing, implementing and continually monitoring our compensation philosophy. The Compensation Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Compensation Objectives and Philosophy

The Compensation Committee’s philosophy is intended to assist us in attracting, motivating and retaining executives with superior leadership and management abilities and to create incentives among those individuals to meet or exceed Company and individual objectives. The philosophy is designed to align incentives with the expectations of our shareholders, which are to increase the financial strength, competitive positioning and overall value of the Company. The compensation program is designed to reward those executives who successfully manage their respective area of the company in cooperation with employees and other executives. The relationship between individual objectives among our executives leads to a cohesive entity that will potentially meet or exceed overall goals as a result of having individuals meet their specific objectives. Consistent with this philosophy, the Compensation Committee determines a total compensation structure for each officer other than the CEO, consisting primarily of salary, bonus and long-term incentive awards. The proportions of the various elements of compensation vary among the officers depending upon their levels of responsibility, their specific personal goals, and their role in the achievement of annual, long-term and strategic goals by us.

Role of Executive Officers in Compensation Decisions

Currently, the Compensation Committee reviews, establishes and recommends to the Board for approval the salaries and bonuses of our named executive officers other than the CEO, subject to any employment agreements in effect with the executive officers. The Board makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers. Salary and bonus levels are established after discussions with our executive officers and are intended to be competitive with the average salaries and bonuses of executive officers in comparable companies. In addition, the Compensation Committee recommends to the Board the granting of long-term incentives under our Stock Incentive Plan to named executive officers and other selected employees, directors and consultants, and otherwise administers our Stock Incentive Plan. Neither the Compensation Committee nor the Board hired a compensation consultant with respect to 2017 compensation.

12    Universal Logistics Holdings, Inc.

PART II – COMPENSATION DISCUSSION AND ANALYSIS

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

In order to stay competitive with other companies in our peer group, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and cash incentives.

Base Salary. Each of our named executive officers receives a base salary to compensate him or her for services performed during the year. Base salaries for our named executive officers are established based on the scope of their responsibilities, their level of experience and expertise, and their abilities to lead and direct the company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are established in accordance with their employment agreements. Base salaries are reviewed and adjusted, where applicable, by the Committee or the Board on an annual basis after taking into account individual responsibilities, performance and expectations.

The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table.”

Annual Non-Equity Incentive Compensation. It is our practice to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and our performance. This practice is consistent with our philosophy of supporting a performance-based environment and aligning the interests of management with the interests of the shareholders.

The bonuses, if any, earned by our named executive officers with respect to 2017 are set forth below in the “Summary Compensation Table.”

Other Compensation

Long-Term Incentive Compensation. Long-term incentive grants are awarded to our named executive officers as part of our compensation package, and are provided through stock options or restricted stock granted under our Stock Incentive Plan. The stock options and restricted stock are consistent with our philosophy and represent an additional way for aligning management’s interests with the interests of our shareholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Board considers, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price.

The long-term incentive grants, if any, awarded to our named executive officers with respect to 2017 are set forth below in the “Summary Compensation Table.”

Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program and philosophy, to help us to attract and retain superior employees for key positions. Currently, we have no formal plan regarding perquisites, and therefore, perquisites are not uniformly provided to the named executive officers and will likely continue to be provided on a discretionary basis.

Our named executive officers are also eligible to participate in other benefit plans on the same terms as our other employees. As part of its ongoing review of executive compensation, the Committee intends to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees.

Potential Payments upon Termination or Change in Control. We have entered into employment agreements with certain of our named executive officers that provide severance payments under specified conditions. These severance payments are

Continued    »

2018 Proxy Statement    13

PART II – COMPENSATION DISCUSSION AND ANALYSIS

described below in the section entitled “Compensation of Executive Officers – Severance Arrangements.” We feel that the inclusion of such provisions in executive employment agreements helps us to attract and retain well-qualified executives, and is essential to our long-term success.

T ax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Universal, may cause this limitation to be exceeded in any particular year. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1,000,000 limit. The “performance-based compensation” exclusion has now been repealed, effective for taxable years beginning after December 31, 2017, unless transition relief is available for written binding contracts that were in effect (and not subsequently modified) in place as of November 2, 2017. None of the compensation paid to our executive officers for 2017 was structured to be “qualifying performance-based” compensation. We were not precluded by Section 162(m) from deducting any compensation that we paid to our executive officers in or with respect to 2017.

Accounting for Stock-Based Compensation. The Company records compensation expense for restricted stock or stock options. During 2017, 2016 and 2015, the Company recorded $414,000, $571,000 and $494,000, respectively, in compensation expense for vested restricted stock awards. No options were granted in 2017, 2016 or 2015.

Shareholder Approval of the Company’s Compensation Programs

At our 2017 Annual Meeting of Shareholders, we held an advisory vote on executive compensation, commonly referred to as “say on pay.” Our shareholders overwhelmingly approved the “say on pay” resolution presented with more than 90% of the shares represented in person or by proxy at the meeting voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2017 Annual Meeting of Shareholders, over 75% of the shares voted (excluding abstentions and broker non-votes) were in favor of our recommendation to hold the “say-on-pay” vote every three years. As such, the next shareholder vote on “say on pay” is scheduled for 2020. The next shareholder vote on the frequency of future “say on pay” votes is scheduled for 2023.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Stock Option Committee

    Matthew T. Moroun, Chairman

    Jeff Rogers

Compensation Committee Interlocks and Insider Participation

In 2017, Matthew T. Moroun and Jeff Rogers served as members of the Compensation and Stock Option Committee in accordance with NASDAQ Rule 5615(c). Mr. Rogers is currently our CEO. Matthew T. Moroun is Vice Chairman of CenTra, Inc., a related party under Item 404 of Regulation S-K. For further disclosure of relationships for Matthew T. Moroun, see the section entitled Transactions with Related Persons. No member of our Compensation and Stock Option Committee, and no member of our Board of Directors, serves as an executive officer of any entity that has one or more of our executive officers serving as a member of such entity’s board of directors or compensation committee.

14    Universal Logistics Holdings, Inc.

PART III – COMPENSATION OF NAMED EXECUTIVE OFFICERS

PART III	COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2017, 2016 and 2015 concerning the compensation of our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation[3] ($)	Total ($)
Jeff Rogers	2017	436,876	397,000	134,500	—	128	968,504
CEO	2016	426,362	150,000	155,500	—	128	731,990
	2015	418,865	150,000	173,000	—	119	741,984
Jude Beres	2017	325,556	125,000	—	—	128	450,684
CFO and Treasurer	2016	298,476	96,000	—	—	128	394,604
	2015	202,792	85,000	149,300	—	—	437,092

(1)	Amounts for Mr. Rogers reflect discretionary cash bonuses in the year earned; each bonus, however, was paid in the immediately subsequent year. Amount in 2017 for Mr. Beres reflects a bonus award of $125,000, which is payable in two equal installments of $62,500, beginning in 2018. Amount in 2016 for Mr. Beres reflects a bonus award of $96,000, which is payable in five equal installments of $19,200, beginning in 2017. Amount in 2015 for Mr. Beres reflects a bonus award of $85,000, $73,000 of which was paid in 2016 and $12,000 of which is payable in increments of $3,000 in 2017 through 2020.

(2)	Amounts relate to time-based restricted stock awards granted to Mr. Rogers on February 22, 2017, February 24, 2016, March 5, 2015 and April 29, 2015 and to Mr. Beres on December 23, 2015. The dollar amount reported represents the fair value of the awards on the grant date (excluding the effect of estimated forfeitures) as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 13 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Amounts in 2017 reflect $128 in term life insurance premiums for Messrs. Rogers and Beres, respectively.

Employment Agreements

Jeff Rogers. We are party to an employment agreement with Mr. Rogers dated June 3, 2014. Effective June 26, 2017, Mr. Rogers’ annual base salary was increased to $446,000. Mr. Rogers is eligible for an annual cash bonus to be determined pursuant to performance criteria to be established by the Board. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. The employment agreement also provides Mr. Rogers with fringe benefits provided by us to all of our employees in the normal course of business. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Severance Arrangements.”

Jude Beres. The Company does not have a written employment agreement with Mr. Beres. Effective March 27, 2017, Mr. Beres’ annual base salary was increased to $327,600.

Severance Arrangements

The information below describes certain compensation and benefits to which our named executive officers are entitled if their employment is terminated under certain circumstances. The table provides the amount of compensation and benefits that would have become payable under existing contractual arrangements assuming a termination of employment occurred on December 31, 2017. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if any assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Continued    »

2018 Proxy Statement    15

PART III – COMPENSATION OF NAMED EXECUTIVE OFFICERS

Jeff Rogers. We may terminate the employment of Mr. Rogers at any time for just cause. If we terminate his employment without cause, Mr. Rogers will continue to receive his salary and benefits for a period of 6 months, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. If we terminate him due to a medical disability that renders him unable to perform the essential functions of his employment, his compensation is continued for 3 months from the date of his disability. Thereafter, he continues to receive any earned but unpaid bonus. Mr. Rogers has agreed not to compete with us for a six-month period following the end of his employment with us. If Mr. Rogers’ employment is terminated due to his death, his estate is entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death. Mr. Rogers may terminate his employment relationship with us upon 90 days’ advance written notice. If we immediately terminate Mr. Rogers upon receipt of such notice, he is entitled to receive his base salary and benefits for the three-month period following his termination.

Jude Beres. The Company is not currently party to any severance arrangements with Mr. Beres.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2017.

	Potential Payments Upon Termination Not In Connection with a Change of Control[1] ($)
Event	Jeff Rogers	Jude Beres
Termination Without Cause
Cash severance payments[2]	223,000	—
Accelerated restricted stock[3]	475,000	59,375
Health benefits[4]	7,440	—
Total	705,440	59,375
Disability
Cash severance payments	111,500	—
Accelerated restricted stock[3]	475,000	59,375
Health benefits[4]	3,720	—
Total	590,220	59,375
Death
Cash severance payments	—	—
Accelerated restricted stock[3]	475,000	59,375
Total	475,000	59,375
Immediate Termination After NEO’s Notice
Cash severance payments	111,500	—
Accelerated restricted stock	—	—
Health benefits[4]	3,720	—
Total	115,220	—

(1)	The amounts in this table reflect estimated payments associated with various termination scenarios. The amounts assume a stock price of $23.75 (based on the closing price of the Company’s common stock at December 29, 2017) and include all outstanding grants through the assumed termination date of December 31, 2017. The actual amounts will vary based on changes in the Company’s common stock price.

(2)	Mr. Rogers is entitled to receive his base salary and benefits for a period of six months following termination without cause, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would not elect to extend Mr. Rogers’s covenant not to compete for one year. If this option were exercised, the amount owed to Mr. Rogers for termination would be $446,000.

16    Universal Logistics Holdings, Inc.

PART III – COMPENSATION OF NAMED EXECUTIVE OFFICERS

(3)	Represents the value of unvested shares that would automatically vest upon a termination due to death, disability, retirement or termination without cause.

(4)	For Mr. Rogers, represents six months of COBRA premiums for medical and dental coverage following termination without cause and three months of COBRA premiums for such coverage following medical disability or the Company’s immediate termination following its receipt of a 90-day termination notice.

Grants of Plan-Based Awards

Each of our named executive officers is eligible to receive discretionary bonus awards, stock option, and restricted stock grants under our Stock Incentive Plan. No options were granted in 2017. As of March 5, 2018, a total of 206,880 shares of common stock remain available for future awards under the Stock Incentive Plan. The following table sets forth information concerning the grants of plan-based awards to the named executive officers in 2017.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock (#)	Grant Date Fair Value ($)[1]
Jeff Rogers[2]	02/22/17	10,000	134,500
Jude Beres	—	—	—

(1)	Represents the fair value of the award on the grant date (excluding the effect of estimated forfeitures) as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 13 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	The award vested as to 25% of the total shares on the grant date, with an additional 25% of the total shares vesting on each March 5 in 2018 through 2020 subject to continued employment with the Company.

Outstanding Equity Awards Table

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2017:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]
Jeff Rogers[2]	03/05/15 04/29/15 02/24/16 02/22/17	2,500 5,000 5,000 7,500	59,375 118,750 118,750 178,125
Jude Beres[3]	12/23/15	2,500	59,375

(1)	The market value of outstanding restricted stock awards is based on the closing market price per share of $23.75 of our common stock on December 29, 2017 as reported on the NASDAQ.

(2)	Each award vested as to 25% of the total shares on the grant date, with an additional 25% of the total shares vesting on each March 5 in consecutive subsequent years, subject to continued employment with the Company.

(3)	The award vested as to 25% of the shares on the grant date, with an additional 25% of the total shares vesting on each December 20 in consecutive subsequent years, subject to continued employment with the Company.

Continued    »

2018 Proxy Statement    17

PART III – COMPENSATION OF NAMED EXECUTIVE OFFICERS

Stock Vested in 2017

The Company has no outstanding stock options. No option awards were granted in 2017, and no options vested or were exercised in 2017.

The following table sets forth information concerning the stock that vested during the fiscal year ended December 31, 2017, for each of the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Jeff Rogers	12,500	177,125
Jude Beres	2,500	59,750

(1)	The value realized on vesting is based on the closing market price per share of our common stock as reported on NASDAQ on the respective vesting dates.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2017.

Pay Ratio Disclosure

The following information relates to the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Jeff Rogers calculated in accordance with Regulation S-K.

For 2017, our last completed fiscal year:

»	The median of the annual total compensation of all employees of Universal other than our CEO was $32,241; and

»	The annual total compensation of our CEO, as reported in the Summary Compensation Table on page 15 of this Proxy Statement, was $968,504.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2017 was 30 to 1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

»	We determined that, as of December 31, 2017, our employee population consisted of approximately 8,231 individuals, with all of these individuals located in the United States (6,818), Mexico (1,230), Canada (39) and Colombia (144). This population consisted of our full-time, part-time and temporary employees.

»	We selected December 31, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

»	To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records for 2017. During this analysis, the compensation for employees hired during the year was annualized. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonus to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

18    Universal Logistics Holdings, Inc.

PART IV – AUDIT MATTERS

PART IV	AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board in overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with management, including a discussion of the adequacy and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee discussed with BDO, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017, which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, the judgment of BDO as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard 1301, (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed and reviewed with BDO the results of BDO’s audit of the financial statements and internal control over financial reporting. In addition, the Audit Committee has received from BDO the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with BDO its own independence from management and the Company. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accountants with and without management present, to discuss the results of its audit, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during the fiscal year ended December 31, 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee

    Richard P. Urban, Chairman

    Grant E. Belanger

    Joseph J. Casaroll

Continued    »

2018 Proxy Statement    19

PART IV – AUDIT MATTERS

Principal Accountant Fees and Services

The following table shows the fees for professional services for audit and other services of our principal accountant, BDO, for 2016 and 2017:

	2017	2016
Audit Fees[1]	$528,000	$458,000
Audit-Related Fees[2]	65,000	65,000
Tax Fees[3]	4,223	—
All Other Fees[4]	—	—
	$597,223	$523,000

(1)	Audit fees includes fees billed for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

(2)	Audit-related fees includes fees billed for professional services rendered by the independent registered public accounting firm related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The amounts reflect fees for stand-alone and supplemental opinions required in connection with the Company’s credit facilities.

(3)	In 2017, tax fees includes fees billed for state tax consulting services. There were no such fees for 2016.

(4)	All other fees represent fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2017 or 2016.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002) both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

Change of Accountants

There was no change of our independent public accountants during 2017 or 2016.

20    Universal Logistics Holdings, Inc.

PART IV – AUDIT MATTERS

Proposal 2: Ratification of Selection of Independent Auditors

The firm of BDO USA, LLP, or BDO, served as independent registered public accountants for the year-ended December 31, 2017 and has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2018.

Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders.

If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2019 because of the difficulty and expense of making such a substitution.

A representative of BDO is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

* * *

The Board recommends a vote “FOR” the ratification of the selection of BDO USA, LLP as our independent auditors for the year 2018.

2018 Proxy Statement    21

PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

PART V	EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

Our Executive Officers

The Executive Officers of the Company serve at the pleasure of the Board. Set forth below are the current Executive Officers and a brief explanation of their principal employment during at least the last five years. Additional information concerning employment agreements of Executive Officers is included elsewhere in this proxy statement under the heading “Executive Compensation.”

Jeff Rogers, Age 55, Chief Executive Officer. Mr. Rogers, who is also on the Board, was elected to serve as our CEO in December 2014. Previously, he served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013 and as President of the regional LTL carrier USF Holland from September 2008 to September 2011.

Jude Beres, Age 45, CFO and Treasurer. Mr. Beres was elected to serve as our CFO and Treasurer in March 2016. Mr. Beres previously served as the Company’s Chief Administrative Officer since April 2015. Since 1997 Mr. Beres worked for multiple affiliated companies in finance and accounting, and he most recently served as Vice President of Finance and Accounting for Central Transport LLC. Mr. Beres has over 20 years of experience in the less-than-truckload, truckload, intermodal and logistics industries. He holds a Bachelor of Accountancy from Walsh College.

22    Universal Logistics Holdings, Inc.

PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information as of March 5, 2018, regarding beneficial ownership of our common stock by: (i) each person who is known to us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) the total for our current directors and named executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the information is as of March 5, 2018, and the address for each person is person is c/o Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Name of Beneficial Owner	Shares Owned	Shares Held in Trust	Shares Beneficially Owned[1]	Percent of Class[2]
5% Shareholders:
FMR LLC[3]	1,761,726	—	1,761,726	6.2%
T. Rowe Price Associates, Inc.[4]	1,949,061	—	1,949,061	6.9%
Directors and Named Executive Officers:
Matthew T. Moroun[5,6]	13,631,215	—	13,631,215	48.0%
Manuel J. Moroun[5,7]	53,563	6,373,994	6,427,557	22.6%
Grant E. Belanger	—	—	—	—
Jude M. Beres[8]	10,000	—	10,000	*
Frederick P. Calderone	—	—	—	—
Joseph J. Casaroll	500	—	500	*
Daniel J. Deane	—	—	—	—
Michael A. Regan	—	—	—	—
Jeff Rogers[8]	47,500	—	47,500	*
Daniel C. Sullivan	2,000	—	2,000	*
Richard P. Urban	5,000	—	5,000	*
H.E. “Scott” Wolfe	35,065	—	35,065	*
Directors and named executive officers as a group (12 persons)	13,784,843	6,373,994	20,158,837	71.0%
Total Outstanding Shares as of March 5, 2018				28,394,892

*	Denotes less than 1%.

(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 5, 2018, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table.

(2)	The percentages shown are based on our total outstanding shares as of March 5, 2018, plus the number of shares that the named person or group has the right to acquire within 60 days of March 5, 2018. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 5, 2018 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)	Based upon information set forth in a Schedule 13G/A dated February 13, 2018 filed by FMR LLC, a Delaware limited liability company, Abigail P. Johnson and Fidelity Low-Priced Stock Fund (collectively, the “FMR Reporting Persons”). The address of the FMR Reporting Persons is 245 Summer Street, Boston, Massachusetts 02210. We make no representation as to the accuracy or completeness of the information reported.

Continued    »

2018 Proxy Statement    23

PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

(4)	Based upon information set forth in a Schedule 13G/A dated February 14, 2018 filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, the “T. Rowe Price Reporting Persons”). The address of the T. Rowe Price Reporting Persons is 100 E. Pratt Street, Baltimore, Maryland 21202. We make no representation as to the accuracy or completeness of the information reported.

(5)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group. Each of Matthew T. Moroun and Manuel J. Moroun disclaims beneficial ownership of the shares owned by the other person.

(6)	Includes 2,500,000 shares pledged as security.

(7)	Includes 6,373,994 shares held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.

(8)	Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 17 of this proxy statement for a summary of the non-vested shares and vesting dates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a). Based solely on the reports received by us and on written representations from reporting persons, we believe that the current directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2017.

24    Universal Logistics Holdings, Inc.

PART VI – GENERAL INFORMATION

PART VI	GENERAL INFORMATION

General Information on the Annual Meeting

This Board of Directors of Universal Logistics Holdings, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders to be held at our corporate office at 12755 E. Nine Mile Road, Warren, Michigan 48089, on Thursday, April 26, 2018 at 10:00 A.M. Eastern Time, and at any adjournment or postponement of the Annual Meeting.

This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 29, 2018.

We are concurrently mailing to shareholders a copy of our 2017 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2017.

Who is asking for my vote, and why am I receiving this document?

Our Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement. We are providing this proxy statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 16, 2018 as the record date to determine the shareholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting.

On the record date, there were 28,394,892 shares of our common stock outstanding and entitled to vote.

Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. Jeff Rogers and Jude Beres have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by prior to the Meeting, and not revoked, will be voted in accordance with the terms thereof.

What is a voting instruction?

A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of common stock in street name. The instruction form instructs you how to direct your bank, broker or its nominee, as record holder, to vote your shares of common stock.

What am I voting on?

You will be voting on each of the following items of business:

»	To elect 11 directors for the coming year

»	To ratify the selection of BDO USA, LLP as our independent auditors for 2018

»	To transact such other business as may properly come before the Annual Meeting

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

What vote is needed to elect the 11 directors?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock voted in the election of directors. Shareholders are not entitled to cumulative voting in the election of directors.

Continued    »

2018 Proxy Statement    25

PART VI – GENERAL INFORMATION

What vote is needed to ratify the appointment by the Audit Committee of BDO USA, LLP?

The ratification of the appointment by the Audit Committee of BDO USA, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What are the voting recommendations of the Board?

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

»	FOR each Director nominee

»	FOR the selection of BDO USA, LLP as our independent auditors for 2018

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on April 25, 2018.

Method	Record Holder	Beneficial Holder
Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll-free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.
In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How will my shares be voted if I sign, date and return my proxy card or voting instruction card but do not provide complete voting instructions with respect to each proposal?

Shareholders should specify their vote for each matter on the enclosed proxy. The proxies solicited by this proxy statement vest in the proxy holders’ voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting.

Unless otherwise directed in the enclosed proxy card, the persons named as proxies therein will vote all properly executed, returned and not-revoked proxy cards or voting instruction cards (1) FOR the election of the 11 director nominees listed thereon; and (2) FOR the proposal to ratify the appointment by the Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of common stock represented by the proxy in the manner as the Board may recommend, or otherwise at the proxy holders’ discretion. The Board does not presently know of any other such business.

How will my shares be voted if I do not return my proxy card or my voting instruction?

It will depend on how your ownership of shares of common stock is registered. If your shares are registered in your name with our transfer agent and you do not return your proxy card, your shares will not be represented at the Meeting and will not count toward the quorum requirement unless you attend the Meeting to vote them in person.

If you own your shares in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under NASDAQ rules, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. However,

26    Universal Logistics Holdings, Inc.

PART VI – GENERAL INFORMATION

NASDAQ rules do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. It is called a “broker non-vote” when a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter.

Please note in the absence of your specific instructions as to how to vote, your bank, broker or other nominee may not vote your shares with respect to the election of the 11 nominees for director. Under NASDAQ rules, this matter is not considered routine. Based on NASDAQ rules, we believe that the ratification of the appointment by the Audit Committee of BDO USA LLP is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of common stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment by the Audit Committee of BDO USA, LLP. Please return your proxy card so your vote can be counted.

How are abstentions and broker non-votes treated?

Only votes cast “for” or “against” are included in determining the votes cast with respect to any matter presented for consideration at the Meeting. As described above, when brokers do not have discretion to vote or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Broker non-votes and withheld votes will not be included in the vote total for the proposal to elect the nominees for director and will not affect the outcome of the vote for the proposal. In addition, abstentions are not counted as votes cast on a proposal. Therefore, abstentions and broker non-votes will not count either in favor of or against the ratification of the appointment of BDO USA, LLP.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, to assist in the solicitation of proxies for an estimated fee of $8,000, plus expenses. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What is “householding” and how does it affect me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2017 Annual Report. Therefore, if multiple shareholders share your address, then only one proxy statement and 2017 Annual Report may have been delivered to that address. Shareholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or shareholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2017 Annual Report if you send your request to Steven Fitzpatrick, Secretary, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Our Website

We maintain a website at www.universallogistics.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

Continued    »

2018 Proxy Statement    27

PART VI – GENERAL INFORMATION

2019 Annual Meeting of Shareholders

If you wish to submit a proposal to be considered at the 2019 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to Steven Fitzpatrick, Vice President – Finance and Investor Relations, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2019 Annual Meeting, you must give written notice of your intent to our Secretary on or before November 29, 2018. The proposals must comply with SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s materials.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received.

To be considered timely received, recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089, no later than November 29, 2018. In addition, any shareholder director nominee recommendation must include the following information: (a) the proposed nominee’s name and qualifications and the reason for such recommendation; (b) the name and record address of the shareholder proposing such nominee; (c) a statement that the person has agreed to serve if nominated and elected; and (d) a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries. In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

MATTERS FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than November 29, 2018 and no later than December 29, 2018. For each matter you intend to bring before the meeting, you must include a full description of each such item; the name and address of the person proposing to bring such business before the meeting and, if different, of the shareholder on whose behalf such business is to be brought before the meeting; the number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice; if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve if elected; and if so requested by us, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Unless otherwise required by law, the Board will not be obligated to include information as to any nominee for director in any proxy statement or other communication sent to shareholders.

28    Universal Logistics Holdings, Inc.

PART VI – GENERAL INFORMATION

Other Matters

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven Fitzpatrick
Vice President – Finance and Investor Relations Secretary

Warren, Michigan

March 29, 2018

2018 Proxy Statement    29

UNIVERSAL LOGISTICS HOLDINGS, INC. 12755 E. NINE MILE ROAD WARREN, MI 48089	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43607-P02081	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL LOGISTICS HOLDINGS, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Vote on Directors
The Board of Directors recommends that you vote FOR all the nominees listed:
					☐	☐	☐
1.	To elect 11 directors for the coming year.
	Nominees:
	01)	Grant E. Belanger	07)	Michael A. Regan
	02)	Frederick P. Calderone	08)	Jeff Rogers
	03)	Joseph J. Casaroll	09)	Daniel C. Sullivan
	04)	Daniel J. Deane	10)	Richard P. Urban
	05) 06)	Manuel J. Moroun Matthew T. Moroun	11)	H.E. “Scott” Wolfe

B	Vote on Proposal 2

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
2.	To ratify the selection of BDO USA, LLP as our independent auditors for 2018.								☐	☐	☐

NOTE: Such other business that may properly be brought before the meeting or any adjournments or postponements thereof.

					Yes	No
Please indicate if you plan to attend this meeting.					☐	☐

C	Authorize Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E43608-P02081

Proxy — Universal Logistics Holdings, Inc.

12755 E. Nine Mile Road, Warren, MI 48089

Solicited on behalf of the BOARD OF DIRECTORS

for the 2018 Annual Meeting of Shareholders

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL LOGISTICS HOLDINGS, INC. (the “Company”), hereby appoints Jeff Rogers and Jude Beres, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL LOGISTICS HOLDINGS, INC. to be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 26, 2018 at 10:00 a.m., Eastern time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE